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                                                                   Exhibit 10.42

                                                                  EXECUTION COPY



                   TERMINATION AGREEMENT AND RELEASE OF CLAIMS

         THIS TERMINATION AGREEMENT AND RELEASE OF CLAIMS (the "Termination Agreement") is entered into as of this 25th day of September, 1997 by and between ChemTrak Incorporated, a Delaware corporation ("ChemTrak") and Astra Merck, Inc., a Delaware corporation ("AMI").

                                   BACKGROUND

         The parties hereto entered into a Distribution and Supply Agreement dated as of March 1, 1995 (the "Initial Agreement"), as amended by the First Amendment to Distribution and Supply Agreement dated as of December 29, 1995 (the "First Amendment') and the Second Amendment to Distribution and Supply Agreement dated as of December 30, 1996 (the "Second Amendment," together with the Initial Agreement and the First Amendment, the "Agreement"). The parties now desire to terminate the Agreement pursuant to Article 10 thereof and otherwise on the terms and conditions set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

         1. Termination. The parties hereby terminate the Agreement. Within five
(5) business days after the execution of this Termination Agreement, AMI shall pay to ChemTrak the amount of Two Million Four Hundred Thousand Dollars ($2,400,000) by wire transfer to a bank in the United States designated by ChemTrak pursuant to the wire transfer instructions attached hereto as Exhibit A.

         2. Inventory and Marketing Materials. As soon as possible after the date hereof, (i) ChemTrak shall relabel any and all Hp Product, product inserts and other marketing materials in a way which prevents the identification of AMI's name or logo or any reference to AMI in any manner whatsoever including, without limitation, by removing AMI's name from the Hp Product in the manner set forth in ChemTrak's letter dated September 22, 1997 delivered by Thomas M. Waugh to AMI attached hereto as Exhibit B; and (ii) ChemTrak shall provide evidence reasonably satisfactory to AMI that it has relabeled the foregoing including, without limitation, by submitting samples of the Hp Product, the product inserts and other marketing materials which have been relabeled to AMI for approval. AMI shall bear no responsibility for, nor incur any liability with respect to, any Hp Product which is relabeled hereunder. In no event shall ChemTrak use AMI's name or any trademarks, tradenames or copyrights owned or used by AMI.




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         3. Trademark. AMI hereby assigns all of its rights to the Trademark to
ChemTrak and shall execute all documents and perform all acts which ChemTrak reasonably requires to transfer the ownership of the Trademark.

         4. Surviving Obligations. Notwithstanding Section 10.6 of the Agreement, only the obligations set forth in Sections 8.4, 13.1, 16.8 and
Article 14 of the Agreement shall survive termination of the Agreement hereunder.

         5. Mutual Releases. ChemTrak and AMI hereby irrevocably release each other and each other's Affiliates, shareholders, officers, directors, employees, successors, assigns and other agents, from any and all claims of whatsoever kind or nature, whether known or unknown, accrued or unaccrued, that either of them may have against the other arising from any matter or occurrence from the beginning of time through the date hereof including, without limitation, the termination of the Agreement and the payment of any amounts outstanding for Hp Product under the Agreement or any invoice provided pursuant thereto, except as provided pursuant to Section hereof.

         6. Liability for Breach of Termination Agreement. If either party shall fail to comply or otherwise violate any provision of this Termination Agreement, then the party which has committed such failure or violation ("Breaching Party") shall be liable to the other party ("Non-Breaching Party") for any and all damages (including reasonable counsel or other professional fees) resulting from such failure or violation, and all costs and expenses incurred by the Non-Breaching Party in remedying the effects of such failure or violation. Each of the parties hereto acknowledges that the mutual release set forth herein is not intended to, and shall not, release any claim that the Non-Breaching Party may have against the Breaching Party for any failure of compliance hereunder or violation of the terms hereof.

         7. Confidentiality. Subject to Section , the parties agree that they shall keep strictly confidential, and shall not reveal, publish, communicate or otherwise disseminate the terms and conditions of this Termination Agreement to any other person or entity; provided, however, that the parties may disclose (i) the amount paid hereunder to attorneys or accountants who need to know such information for the purpose of giving tax or financial advice and who first agree in writing not to disclose the information to others; and (ii) such information as may be specifically (and only to the extent) required to be disclosed by applicable law or court order; provided that notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations.

         8. Advice of Counsel. Each party represents and warrants that it has entered into this Termination Agreement after consultation with its counsel and that it has not relied on any representation other than those expressly set forth herein.

         9. Waiver. Any waiver of any term or condition of this Termination Agreement, or any amendment or supplementation of this Termination Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Termination Agreement shall not in any way affect, limit or waive a party's rights hereunder




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at any time to enforce strict compliance thereafter with every term or condition of this Termination Agreement.

         10. Counterparts. The Termination Agreement may be signed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and in pleading or providing any provisions thereof it shall not be deemed necessary to produce more than one such counterpart. The Termination Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected thereon as the signatories.

         11. Successors and Assigns. This Termination Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

         12. Governing Law. The Termination Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws provisions thereof.

         13. Press Release. ChemTrak may disclose and republish all or part of the press release attached hereto as Exhibit C, and any information contained therein shall be exempt from the confidentiality undertaking set forth in Section hereof.

         IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date and year first set forth above.

ASTRA MERCK INC.                           CHEMTRAK INCORPORATED


By:  /s/ Matthew W. Emmens                 By:  /s/ Edward F. Covell
   ---------------------------------          ----------------------------------
     Matthew W. Emmens                          Edward F. Covell
     President and Chief                        President and Chief
     Executive Officer                          Executive Officer







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                                    EXHIBIT A

                                WIRE INSTRUCTIONS


                  WELLS FARGO BANK, N.A. - SAN FRANCISCO
                  ABA 121000248
                  WFB Acct: #4068-000769
                  For Further Credit to Account #TR 126679
                  Name of:          ChemTrak Inc.
                  Attn:             Mora Andrews
                                    (415) 396-7188





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EXHIBIT B

[ChemTrak Letterhead]



                               September 22, 1997


Mr. Jim Rutledge
Astra Merck, Inc.
725 Chesterbrook Boulevard
Wayne, PA  19067-5677

Dear Jim:

After looking at our inventory further and hearing your concerns about relabeling product, we have reached a decision to scrap all of the existing boxes and not attempt to relabel them. As for the cassettes, we will remove Astra Merck's name from the cassettes, I have sent along two cassettes to that you can see one in which your name has been partially removed and one in which it is totally removed. These were two sequential cassettes that I pulled from the warehouse. As you can see, we can completely remove all traces of the Astra Merck name from the product. I think that this should satisfy all of your concerns about your name being removed from product that is going into the field.

Please pass this information on to the appropriate parties within your organization so that we can continue to expedite the finalizing of this agreement.


Sincerely,


/s/ Thomas M. Waugh

Thomas M. Waugh
Vice President, Operations



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